Media Contact:
Melissa Plaisance
melissa.plaisance@albertsons.com |925-226-5115

Albertsons Companies, Inc. Announces Pricing of Its Upsized
Senior Notes Offering

August 11, 2020 - Boise, ID - Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today announced the pricing of its upsized private offering of $750 million in aggregate principal amount of new 3.250% senior notes due 2026, issued at par (the "2026 Notes") and $750 million in aggregate principal amount of the new 3.500% senior notes due 2029, issued at par (the "2029 Notes" and together with the 2026 Notes, the "New Notes"). The Company and its subsidiaries, Safeway Inc., New Albertsons L.P. and Albertson's LLC, will be co-issuers of the New Notes. The offering is expected to close on or about August 31, 2020, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering, together with approximately $60 million of cash on hand, to (i) fund the redemption of all of its outstanding 6.625% senior notes due 2024 (the "2024 Redemption"), (ii) fund a partial redemption of $250 million principal amount of its outstanding 5.750% senior notes due 2025 (the "2025 Redemption" and together with the 2024 Redemption, the "Redemptions") and (iii) pay fees and expenses related to the Redemptions and the issuance of the New Notes.

The Redemptions are conditioned upon successful completion of the offering of the New Notes. The Company expects the (i) 2024 Redemption to occur on or about September 11, 2020 and (ii) 2025 Redemption to occur on or about September 16, 2020. The Redemptions will be consummated on the terms and conditions of the indentures governing such notes. The Company will issue a conditional notice in connection with the Redemptions and this press release shall not constitute notice under the applicable indentures.

The New Notes will be offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in compliance with Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 20, 2020, the Company operated 2,252 retail food and drug stores with 1,726 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2019 alone, along with the Albertsons Companies Foundation, the Company gave $225 million in food and financial support. In 2020, the Company made a $53 million commitment to community hunger relief efforts and a $5 million commitment to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

Important Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the Company's expectations, perspectives and projected financial performance, are forward looking statements. The words "expect," "believe," "estimate," "intend," "plan" and similar expressions, when related to the Company and its subsidiaries, indicate forward-looking statements. The forward-looking statements are based on the Company's current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties regarding our current expectations and beliefs as to our ability to consummate the offering of New Notes, the intended use of proceeds thereof, other pending transactions, and other future events. The Company cautions that actual results could differ materially from the expectations described in the forward-looking statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. The Company also cautions that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 20, 2020, which are on file with the U.S. Securities and Exchange Commission (the "SEC"), and may be contained in reports subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.